Mail Stop 3-8

      							 May 11, 2005




By Facsimile and U.S. Mail

Mr. Howard R. Levine
Chairman and Chief Executive Officer
Family Dollar Stores, Inc.
10401 Monroe Road
Matthews, North Carolina  28105

      Re:     Family Dollar Stores, Inc.
                 Form 10-K for the year ended August 28, 2004
                 File No.  1-6807

Dear Mr. Levine:

      We have completed a limited review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,



							Michael Moran
							Accounting Branch Chief


Mr. Howard R. Levine
Family Dollar Stores, Inc.
November 22, 2004
Page 1